Exhibit 99.1

AmpliPhi Biosciences Reports Second Quarter 2016 Financial Results and

Provides Corporate Update

San Diego, August 15, 2016 – AmpliPhi Biosciences Corporation (NYSEMKT: APHB), a global leader in the development of bacteriophage-based antibacterial therapies to treat drug-resistant infections, today announced its financial results for the second quarter ended June 30, 2016.

“We have made significant progress executing on our clinical programs and look forward to presenting top-line data for both clinical trials later this year,” said M. Scott Salka, CEO of AmpliPhi Biosciences. “The threat posed by drug-resistant infections is universally acknowledged. World leaders from government, medical and scientific communities continue to stress the importance of addressing this threat, and we remain confident that bacteriophage-based therapies will not only provide a potential alternative to existing broad-spectrum antibiotics, but will also be used to resensitize antibiotic-resistant infections to increasingly ineffective drugs, thereby ensuring the continued effectiveness of the drugs we currently use to treat serious, life-threatening infections.”

Recent Corporate Highlights

•	Announced AB-SA01, our investigational phage therapy targeting Staphylococcus aureus (S. aureus) infections, was well-tolerated and caused no drug-related adverse events in the first cohort of our Phase 1 trial in patients with chronic rhinosinusitis (CRS). AmpliPhi remains on track to report final data later in 2016
•	Initiated the first Phase 1 phage therapy trial under a United States IND to evaluate the safety of AB-SA01 administered topically to the intact skin of 12 healthy adult volunteers in May. The trial is now fully enrolled and top-line results are expected before the end of the third quarter with the complete study report following later this year
•	The outstanding Series B Preferred stock was converted into common stock, streamlining AmpliPhi’s capital structure
•	Presented data at the European Congress of Clinical Microbiology and Infectious Diseases demonstrating that in a lung infection model, AB-PA01, our investigational phage therapy targeting Pseudomonas aeruginosa (P. aeruginosa) infections, was capable of infecting and killing 87.2% of the 429 clinical isolates in vitro, including those with multi-drug resistant strains of P. aeruginosa isolated from patients with cystic fibrosis
•	Strengthened our portfolio of intellectual property related to our proprietary bacteriophage platform with two new patents; one granted by the European Patent Office covering the treatment of all species of antibiotic-resistant bacterial infections through the staged use of bacteriophage preparations followed by the antibiotic to which the bacteria were initially resistant, and the second granted by the Japanese Patent Office that covers the same staged treatment regimen for P. aeruginosa infections
•	Completed a registered direct public offering of common stock and warrants in June, which yielded aggregate net proceeds of $4.2 million after fees and expenses

Second Quarter 2016 Financial Results

•	Cash and cash equivalents as of June 30, 2016 totaled $7.1 million. AmpliPhi anticipates that its current financial resources will provide sufficient cash to fund operations into the fourth quarter of 2016
•	Revenues related to sublicensing agreements from AmpliPhi’s former gene therapy program were $0.1 million for the quarter ended June 30, 2016 and for the same period in 2015
•	Research and development expenses for the quarter ended June 30, 2016 totaled $1.2 million compared to $1.1 in the same period of 2015. The increase was primarily attributable to an increase in personnel costs
•	General and administrative expenses for the quarter ended June 30, 2016 were $2.5 million compared to $1.6 million for the same period of 2015. The increase was primarily attributable to an increase in compensation costs and primarily for non-cash stock-based compensation expenses
•	Net cash used in operations was $6.0 million during the six month period ended June 30, 2016
•	There are currently 11.1 million shares of common stock outstanding

For more information, visit www.ampliphibio.com.

Conference Call Details

AmpliPhi Biosciences will host a conference call and webcast to discuss its second quarter 2016 financial results and provide an update on business activities. The event will be held today, August 15, 2016, at 4:30 p.m. EDT. The live event can be accessed through AmpliPhi’s website at http://investor.ampliphibio.com/events-and-presentations, or by calling 888-727-7690 (US) or 913-312-0978 (outside of the US). The passcode is 9616475. A replay of the discussion will be available on AmpliPhi’s website or by calling 888-727-7690 (US) or 913-312-0978 (outside of the US), using conference ID 9616475.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation (NYSEMKT: APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. AmpliPhi's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is currently conducting a Phase 1 clinical trial of AB-SA01 for the treatment of S. aureus in chronic rhinosinusitis patients and another Phase 1 clinical trial to evaluate the safety of AB-SA01 when administered topically to the intact skin of healthy adults. AmpliPhi expects to report final data for both trials in the second half of 2016. AmpliPhi is also developing bacteriophage therapeutics targeting P. aeruginosa and Clostridium difficile in collaboration with a number of leading organizations focused on the advancement of bacteriophage-based therapies.

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defense for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the expected timing of reporting data from AmpliPhi’s two AB-SA01 trials, the potential use of bacteriophages to treat bacterial infections, including infections that do not respond to antibiotics, the ability to resensitize antibiotic-resistant bacteria to antibiotics, the potential benefits of phage therapy, the sufficiency of cash to fund future operations and AmpliPhi’s development of bacteriophage-based therapies. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon AmpliPhi’s current expectations and involve a number of risks and uncertainties, including the risks and uncertainties described in AmpliPhi’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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AmpliPhi Biosciences Corporation

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$7,144,000	$9,370,000
Accounts receivable, prepaids and other assets	594,000	646,000
Total current assets	7,738,000	10,016,000
Property and equipment, net	1,210,000	1,131,000
Intangible assets, net	20,331,000	20,346,000
Total assets	$29,279,000	$31,493,000

Liabilities, Series B redeemable convertible preferred stock and stockholders’ equity
Total current liabilities	$3,324,000	$2,385,000
Derivative liabilities	1,466,000	1,499,000
Deferred tax liability	3,005,000	3,005,000
Total liabilities	7,795,000	6,889,000

Series B redeemable convertible preferred stock	-	11,890,000

Stockholders’ equity
Common stock (11.1 million and 5.9 million shares outstanding, respectively)	111,000	59,000
Additional paid-in capital	390,858,000	375,177,000
Accumulated deficit	(369,485,000)	(362,522,000)
Total stockholders’ equity	21,484,000	12,714,000
Total liabilities, Series B redeemable convertible preferred stock and stockholders’ equity	$29,279,000	$31,493,000

AmpliPhi Biosciences Corporation

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$103,000	$102,000	$209,000	$204,000
Operating expenses
Research and development	1,241,000	1,077,000	3,221,000	2,049,000
General and administrative	2,451,000	1,617,000	5,095,000	3,014,000
Total operating expenses	3,692,000	2,694,000	8,316,000	5,063,000
Loss from operations	(3,589,000)	(2,592,000)	(8,107,000)	(4,859,000)
Other income (expense)
Change in fair value of derivative liabilities	(35,000)	13,361,000	1,371,000	1,566,000
Other expense	(227,000)	-	(227,000)	(431,000)
Total other income (expense)	(262,000)	13,361,000	1,144,000	1,135,000
Net income (loss)	(3,851,000)	10,769,000	(6,963,000)	(3,724,000)
Excess of fair value of consideration transferred on conversion of Series B Preferred Stock	(2,366,000)	-	(2,366,000)	-
Accretion of Series B redeemable convertible preferred stock	(133,000)	(1,828,000)	(1,858,000)	(2,166,000)
Net income (loss) attributable to common stockholders	$(6,350,000)	$8,941,000	$(11,187,000)	$(5,890,000)
Per share information:
Net income (loss) per share of common stock - basic	$(0.73)	$1.27	$(1.53)	$(1.19)
Weighted average number of shares of common stock outstanding - basic	8,740,621	5,667,170	7,312,062	4,960,416
Net loss per share of common stock - diluted	$(0.78)	$(0.33)	$(1.60)	$(1.19)
Weighted average number of shares of common stock outstanding - diluted	8,768,059	7,545,487	7,325,781	4,960,416

AmpliPhi Biosciences Corporation

Condensed Consolidated Statement of Cash Flows

	Six Months Ended June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(6,963,000)	$(3,724,000)
Adjustments required to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	(1,371,000)	(1,566,000)
Warrants and other allocable expenses	431,000	213,000
Depreciation and amortization	173,000	132,000
Stock-based compensation	1,364,000	105,000
Changes in operating assets and liabilities, net	389,000	(127,000)
Net cash used in operating activities	(5,977,000)	(4,967,000)
Investing activities:
Purchases of property and equipment	(237,000)	(44,000)
Net cash used in investing activities	(237,000)	(44,000)
Financing activities:
Proceeds from issuance of common stock, net	4,224,000	12,384,000
Other financing activities, net	(236,000)	397,000
Net cash provided by financing activities	3,988,000	12,781,000
Net (decrease) increase in cash and cash equivalents	(2,226,000)	7,770,000
Cash and cash equivalents, beginning of period	9,370,000	6,581,000
Cash and cash equivalents, end of period	$7,144,000	$14,351,000

For further information please contact
Company and Investor relations:	Media relations (USA)	Media Relations (Europe and ROW)
Matt Dansey AmpliPhi Biosciences +1 858-800-4869 md@ampliphibio.com	Danielle Lewis/Glenn Silver Lazar Partners + 1 212-867-1762 ampliphi@lazarpartners.com	Gemma Howe/Sue Charles Instinctif Partners +44 (0)20 7866 7860 ampliphi@instinctif.com